Exhibit 99.1

Investor Contact Linda Ventresca AXIS Capital Holdings Limited investorrelations@axiscapital.com (441) 405-2727	Media Contact Michael Herley Kekst and Company michael-herley@kekst.com (212) 521-4897

AXIS CAPITAL REPORTS FIRST QUARTER OPERATING INCOME OF $136 MILLION

Company reports quarterly diluted operating earnings per common share of $1.07 and annualized operating return on average common equity of 10.8%

Pembroke, Bermuda, April 26, 2012 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the first quarter of 2012 of $122 million, or $0.96 per diluted common share. During the first quarter of 2011, we recognized a net loss to common shareholders of $384 million, or $3.39 per diluted common share, which was adversely impacted by $574 million of net after-tax losses from the Japanese earthquake and tsunami, New Zealand II and Australian loss events.

Operating income1 for the first quarter of 2012 was $136 million, or $1.07 per diluted common share, compared with an operating loss of $399 million, or $3.52 per diluted common share, for the first quarter of 2011.

[1]

Operating income (loss) available to common shareholders and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of operating income (loss) to net income (loss) available to common shareholders (the most directly comparable GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rational for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

First Quarter Highlights2

•	Gross premiums written decreased 2% to $1.5 billion;

•	Net premiums earned increased 7% to $846 million;

•	Combined ratio of 94.8%, compared to 161.3% for the same period last year;

•	No significant catastrophe losses during the first quarter of 2012 and no material change in our aggregate estimate for losses related to 2011 calendar year natural catastrophe events;

•

Net favorable prior year reserve development of $45 million, pre-tax, benefiting the combined ratio by 5.4 points, compared with $50 million in the prior year quarter, benefiting the combined ratio by 6.3 points;

•	Net investment income of $116 million, an increase of 5% and 13% from the first and fourth quarters of 2011, respectively;

•	Total return on cash and investments of 2.1% (pre-tax), compared to 0.9% for the same period last year;

•	Net cash flows from operations of $176 million;

•	Operating income of $136 million, representing an annualized operating return on average common equity of 10.8%;

•	Share repurchases totaled $48 million in the quarter;

•

Issuance of $400 million of 6.875% Series C preferred shares, in conjunction with notice of redemption for $150 million of 7.25% Series A and a tender for 7.5% Series B, which resulted in a $246 million Series B repurchase on April 10, 2012; and

•	Diluted book value per common share of $39.53 at March 31, 2012, an increase of 4% during the quarter and 11% from March 31, 2011.

[2]	All comparisons are with the same period last year unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

Commenting on the first quarter 2012 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “AXIS ended the first quarter of 2012 with record diluted book value per common share of $39.53. We produced operating income per diluted share of $1.07 and an annualized operating ROACE of nearly 11%. These results were driven by good underwriting results, illustrated by a combined ratio of 94.8%, coupled with strong performance from the global capital markets.

“The exit from the bottom of the property and casualty pricing cycle maintained its steady progress. Pricing continued to firm through the quarter and into April renewals, particularly in catastrophe exposed classes. For lines of business where our global franchise maintains a meaningful participation, this ‘cycle change’ trend of pricing improvement is now visible in almost every geography and every product line. However, these rate changes are gradual and are not yet sufficient to warrant a dramatic upscaling in our underwriting activity. Recognizing this transitional period for the industry, we remain judicious with our capacity and are totally focused on either preserving or expanding underwriting margin in order to drive value for our shareholders. We are very confident that our major global businesses are well positioned and ready to gain meaningfully when the supply of our capital is more appropriately compensated.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $525 million in the quarter, up 23% from the first quarter of 2011. Approximately half of the increase related to our accident & health line, primarily due to the renewal of one reinsurance treaty that was written in the first and second quarters of 2011 and was subsequently grown and entirely written this quarter. The remaining increase largely related to increases in our marine, property and professional lines. Net premiums written and earned increased 31% and 19%, respectively, during the first quarter of 2012. Growth in net premiums written exceeded growth in gross premiums written due to business mix, with a greater proportion of accident & health business for which we did not purchase significant reinsurance. The increase in net premiums earned primarily reflects premium growth over the past year, largely related to initiatives and newer geographies.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

Our insurance segment reported underwriting income of $11 million for the quarter, compared to an underwriting loss of $48 million for the first quarter of 2011. The current quarter’s underwriting results reflected a combined ratio of 97.5%, compared with 114.9% in the prior year quarter. The segment’s current accident year loss ratio decreased from 85.9% in the first quarter of 2011 to 65.8% this quarter, largely attributable to a lower level of natural catastrophe activity. First quarter 2011 results included aggregate net pre-tax losses of $50 million (inclusive of related premiums to reinstate reinsurance protection) related to the Japanese earthquake and tsunami, New Zealand II and Australian weather events, which added 15.1 points to the quarter’s loss ratio. The remaining reduction in the current accident year ratio was largely attributable to a lower level of large loss activity, as well as the impact of rate and business mix changes. Net favorable prior year reserve development was $15 million in each quarter, impacting the 2012 and 2011 loss ratios by 3.9 points and 4.5 points, respectively. Acquisition costs primarily increased due to business mix changes, including growth in our accident & health line, and the increase in general and administrative expenses reflecting the continued build-out of the segment’s global platform over the past year.

Reinsurance Segment

Our reinsurance segment reported gross premiums written in the quarter of $1.0 billion, down 11% from the first quarter of 2011. This decrease was largely driven by a reduction in our catastrophe business, where we are withholding capacity until market pricing better reflects risk.

Our reinsurance segment reported underwriting income of $52 million for the quarter, compared to an underwriting loss of $413 million for the first quarter of 2011. The segment’s combined ratio decreased from 189.7% in the first quarter of 2011 to 88.6% for the first quarter of 2012. The current accident year loss ratio decreased from 171.1% in the first quarter of 2011 to 65.6% this quarter, with the difference largely attributable to a significant decrease in the level of natural catastrophe-related losses. First quarter 2011 results included aggregate net pre-tax losses (net of reinstatement premiums) of $527 million, or 115.0 points, for the Japanese earthquake and tsunami, New Zealand II and Australian weather events. Exclusive of these catastrophe losses, higher attritional loss ratios for property-related lines, including U.S. tornadoes, and business mix changes led to a higher current accident year loss ratio for the segment. Net favorable prior period reserve development was $30 million, or 6.6 points, this quarter compared with $35 million, or 7.6 points, in the first quarter of 2011. The increase in acquisition costs was largely driven by business mix changes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

Investments

Net investment income for the quarter increased $5 million, or 5%, relative to the prior year quarter to $116 million. Income from our alternative investments (“other investments”) was $40 million this quarter, compared to $25 million in the prior year quarter. Net investment income from fixed maturities was $80 million for the quarter, compared with $89 million in first quarter of 2011; the decline was primarily due to lower reinvestment yields, partially offset by a higher fixed maturity investment balance.

Net realized investment gains were $14 million, compared to net realized investment gains of $30 million in the prior year quarter.

Capitalization / Shareholders’ Equity

Our total capital increased by $455 million during the quarter to $6.9 billion at March 31, 2012, including $1.0 billion of long-term debt and $750 million of preferred equity.

During the quarter, we took advantage of market conditions to reduce the cost of our preferred equity capital. This was achieved via the issuance of $400 million of 6.875% Series C shares, in conjunction with the notice of redemption for $150 million of 7.25% Series A shares and a tender offer for any and all of our $250 million of 7.5% Series B shares at a price of $102.81 per share. The tender offer closed on April 10, 2012 and resulted in the repurchase of $246 million Series B shares.

While the Series C issuance and the Series A redemption are reflected in our March 31, 2012 capital, the $246 million reduction related to our Series B repurchase will be recognized in the second quarter of 2012 following the close of the tender offer. As a result, the increase in our preferred equity balance during the first quarter of 2012 will be largely reversed, with preferred stock aggregating to $504 million after the closing of the tender offer for the Series B preferred.

At March 31, 2012, diluted book value per common share on a treasury stock basis was $39.53, a 4% increase from $38.08 at December 31, 2011 and an 11% increase from $35.69 at March 31, 2011.

During the quarter we repurchased 1.5 million common shares at an average price of $32.41 per share, for a total cost of $48 million. As of April 26, 2012, we had $505 million of remaining authorization for common share repurchases through December 31, 2012.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

Conference Call

We will host a conference call on Friday, April 27, 2012 at 8:00 AM (Eastern) to discuss the first quarter financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) approximately ten minutes in advance of the call and entering the code 7-4-9-8-8-2-7. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-1-2-3-1-6. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2012 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2012 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2012 (UNAUDITED) AND DECEMBER 31, 2011

	2012	2011
	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,440,643	$10,940,100
Equity securities, available for sale, at fair value	757,038	677,560
Other investments, at fair value	769,554	699,320
Short-term investments, at fair value and amortized cost	50,264	149,909

Total investments	13,017,499	12,466,889
Cash and cash equivalents	1,021,839	981,849
Restricted cash and cash equivalents	151,932	100,989
Accrued interest receivable	93,860	98,346
Insurance and reinsurance premium balances receivable	1,900,002	1,413,839
Reinsurance recoverable on unpaid and paid losses	1,766,597	1,770,329
Deferred acquisition costs	547,667	407,527
Prepaid reinsurance premiums	227,935	238,623
Receivable for investments sold	7,276	3,006
Goodwill and intangible assets	99,439	99,590
Other assets	191,554	225,072

Total assets	$19,025,600	$17,806,059

Liabilities
Reserve for losses and loss expenses	$8,599,344	$8,425,045
Unearned premiums	2,965,329	2,454,462
Insurance and reinsurance balances payable	181,405	206,539
Senior notes	994,806	994,664
Other liabilities	270,627	129,329
Payable for investments purchased	114,910	151,941

Total liabilities	13,126,421	12,361,980

Shareholders’ equity
Preferred shares - Series A, B, and C	750,000	500,000
Common shares	2,140	2,125
Additional paid-in capital	2,117,208	2,105,386
Accumulated other comprehensive income	278,174	128,162
Retained earnings	4,246,354	4,155,392
Treasury shares, at cost	(1,494,697)	(1,446,986)

Total shareholders’ equity	5,899,179	5,444,079

Total liabilities and shareholders’ equity	$19,025,600	$17,806,059

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

	Three months ended
	2012	2011
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$846,362	$788,201
Net investment income	116,023	110,655
Other insurance related income	631	763
Net realized investment gains	14,491	30,144

Total revenues	977,507	929,763

Expenses
Net losses and loss expenses	510,690	1,019,801
Acquisition costs	168,397	135,356
General and administrative expenses	123,652	116,520
Foreign exchange losses	20,447	15,058
Interest expense and financing costs	15,636	15,860

Total expenses	838,822	1,302,595

Income (loss) before income taxes	138,685	(372,832)
Income tax expense	2,848	1,709

Net income (loss)	135,837	(374,541)
Preferred shares dividends	9,219	9,219
Loss on repurchase of preferred shares	4,621	—

Net income (loss) available to common shareholders	$121,997	$(383,760)

Per share data
Net income (loss) per common share:
Basic net income (loss)	$0.97	$(3.39)
Diluted net income (loss)	$0.96	$(3.39)
Weighted average number of common shares outstanding - basic	125,782	113,351
Weighted average number of common shares outstanding - diluted	126,668	113,351
Cash dividends declared per common share	$0.24	$0.23

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

	2012			2011
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$524,678	$1,000,490	$1,525,168	$424,991	$1,123,439	$1,548,430
Net premiums written	378,614	988,572	1,367,186	289,316	1,111,463	1,400,779
Net premiums earned	390,254	456,108	846,362	327,648	460,553	788,201
Other insurance related income	631	—	631	763	—	763
Net losses and loss expenses	(241,724)	(268,966)	(510,690)	(266,633)	(753,168)	(1,019,801)
Acquisition costs	(61,155)	(107,242)	(168,397)	(42,079)	(93,277)	(135,356)
General and administrative expenses	(77,444)	(27,773)	(105,217)	(67,726)	(27,386)	(95,112)

Underwriting income (loss)	$10,562	$52,127	62,689	$(48,027)	$(413,278)	(461,305)

Corporate expenses			(18,435)			(21,408)
Net investment income			116,023			110,655
Net realized investment gains			14,491			30,144
Foreign exchange losses			(20,447)			(15,058)
Interest expense and financing costs			(15,636)			(15,860)

Income (loss) before income taxes			$138,685			$(372,832)

Net loss and loss expense ratio	61.9%	59.0%	60.3%	81.4%	163.5%	129.4%
Acquisition cost ratio	15.7%	23.5%	19.9%	12.8%	20.3%	17.1%
General and administrative expense ratio	19.9%	6.1%	14.6%	20.7%	5.9%	14.8%

Combined ratio	97.5%	88.6%	94.8%	114.9%	189.7%	161.3%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)

OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

	2012	2011
	(in thousands, except per share amounts)

Net income (loss) available to common shareholders	$121,997	$(383,760)
Net realized investment gains, net of tax(1)	(11,210)	(30,142)
Foreign exchange losses, net of tax(2)	20,326	15,036
Loss on repurchase of preferred shares, net of tax(3)	4,621	—

Operating income (loss)	135,734	(398,866)

Net income (loss) per share - diluted	$0.96	$(3.39)
Net realized investment gains, net of tax	(0.09)	(0.26)
Foreign exchange losses, net of tax	0.16	0.13
Loss on repurchase of preferred shares, net of tax	0.04	—

Operating income (loss) per share - diluted	$1.07	$(3.52)

Weighted average common shares and common share equivalents - diluted	126,668	113,351

Average common shareholders’ equity	$5,046,629	$4,907,275

Annualized return on average common equity	9.7%	(31.3%)

Annualized operating return on average common equity	10.8%	(32.5%)

(1)	Tax cost of $3,281 and $2 for the three months ended March 31, 2012 and 2011, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
(2)	Tax benefit of $120 and $22 for the three months ended March 31, 2012 and 2011, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
(3)	Tax impact is nil.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

Non-GAAP Financial Measures

In this release, we have presented operating income (loss), which is a “non-GAAP financial measure” as defined in Regulation G. Operating income (loss) represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on the repurchase of preferred shares. A reconciliation of operating income to the most directly comparable GAAP financial measure, net income (loss) available to common shareholders, is included above.

In addition, this press release presents the following measures which are derived from the non-GAAP operating income measure:

1.	Diluted operating earnings (loss) per share - represents operating income (loss) divided by diluted weighted average common shares and share equivalents; and

2.	Annualized operating return on average common equity - represents operating income (loss) for the period, projected for a full year, as a percentage of average common equity for the period.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income (loss)”, in total and on a per share basis, and “annualized operating return on average common equity” which is based on the “operating income (loss)” measure.

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

Losses on repurchase of preferred shares arise from non-recurring capital transactions and, therefore, are not reflective of underlying business performance.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares reflects the underlying fundamentals of our business.

In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.405.2600

www.axiscapital.com